EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES

                        Consolidated Financial Statements

                                  June 30, 1999

                                 C O N T E N T S


Accountants' Report ......................................................... 3

Consolidated Balance Sheets ................................................. 4

Consolidated Statements of Operations ....................................... 6

Consolidated Statements of Stockholders' Deficit............................. 7

Consolidated Statements of Comprehensive Loss................................ 8

Consolidated Statements of Cash Flows ....................................... 9

Notes to the Financial Statements ........................................... 10

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders


We have audited the accompanying consolidated balance sheets of Eurotelecom Communications Inc. and subsidiaries as of June 30, 1999 and December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' deficit, comprehensive loss and cash flows for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eurotelecom Communications Inc. and subsidiaries as of June 30, 1999 and December 31, 1998 and 1997 and the results of their operations and cash flows for the six months ended June 30, 1999 and the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the consolidated financial statements, the Company's recurring operating losses and lack of working capital raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 10. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



CROUCH, BIERWOLF & CHISHOLM
Salt Lake City, Utah
October 20, 1999

                             EUROTELECOM COMMUNICATIONS, INC. AND SUBSIDIARIES
                                        CONSOLIDATED BALANCE SHEETS

                                                   ASSETS
                                                   ------

                                                                   JUNE 30,      DECEMBER 31,  DECEMBER 31,
                                                                     1999           1998           1997
                                                                 ------------   ------------   ------------
CURRENT ASSETS:
        Cash and cash equivalents                                $         -    $       421    $    69,810
        Accounts receivable, net of provision for doubtful
        debts of $98,920 as of June 30, 1999 ($NIL for other
        dates)                                                       901,195              -        442,187
        Accounts receivable - related party                           56,913              -              -
        Other receivables                                             17,125              -              -
        Inventory                                                    357,952              -         76,637
        Prepaid expenses                                             179,222         54,794        342,878
        Other current assets                                               -         42,010         29,802
                                                                 ------------   ------------   ------------
        Total current assets                                       1,512,407         97,225        961,314
                                                                 ------------   ------------   ------------
NON-CURRENT ASSETS:
Property, plant and equipment, net                                    90,718         53,643         20,217
Goodwill, net                                                        381,868              -              -
Investments at cost - Note 11                                         43,964         44,597         44,597
                                                                 ------------   ------------   ------------
        TOTAL ASSETS                                             $ 2,028,957    $   195,465    $ 1,026,128
                                                                 ------------   ------------   ------------

                                                (continued)

                            EUROTELECOM COMMUNICATIONS, INC. AND SUBSIDIARIES
                                       CONSOLIDATED BALANCE SHEETS
                                               (continued)

                                  LIABILITIES AND STOCKHOLDERS' DEFICIT
                                  -------------------------------------

                                                               JUNE 30,      DECEMBER 31,    DECEMBER 31,
                                                                 1999            1998            1997
                                                            -------------   -------------   -------------
CURRENT LIABILITIES:
        Line of credit                                      $    375,261    $     65,904    $          -
        Accounts payable - related party                           9,464               -          56,000
        Accounts payable                                         743,063         210,488         492,876
        Accrued expenses                                         206,929          47,234         253,918
        Other taxes payable                                      311,807          37,625         329,139
        Current maturities of long-term obligations              111,252          14,627          48,000
                                                            -------------   -------------   -------------
        Total current liabilities                              1,757,776         375,878       1,179,933
                                                            -------------   -------------   -------------
LONG TERM LIABILITIES:
        Notes Payable (Note 3)                                   941,865         923,209               -
        Less: Current maturities of long-term obligations       (111,252)        (14,627)              -
                                                            -------------   -------------   -------------
        Total long term liabilities                              830,613         908,582               -
                                                            -------------   -------------   -------------
        TOTAL LIABILITIES                                      2,588,389       1,284,460       1,179,933
                                                            -------------   -------------   -------------

STOCKHOLDERS' (DEFICIT):

        Preferred stock $0.01 par value. Authorized
        10,000,000 shares;
        none issued                                                    -               -               -
        Common stock, $0.01 par value, 20,000,000
        authorized shares; 8,988,102, 6,519,016 and
        5,036,616 issued and outstanding, at June 30,
        1999, December 31, 1998 and 1997, respectively            89,882          65,191          50,367
        Additional paid-in capital                            23,556,427      20,784,957      20,204,886
        Less: subscription receivable                           (131,788)        (91,214)        (40,014)
        Accumulated deficit                                  (24,078,967)    (21,841,678)    (20,362,793)
        Other comprehensive income/(loss)                          5,014          (6,251)         (6,251)
                                                            -------------   -------------   -------------
        Total stockholders' (deficit)                           (559,432)     (1,088,995)       (153,805)
                                                            -------------   -------------   -------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                 $  2,028,957    $    195,465    $  1,026,128
                                                            =============   =============   =============

                            EUROTELECOM COMMUNICATIONS, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF OPERATIONS

                                                FOR THE SIX    FOR THE SIX      FOR THE        FOR THE
                                                MONTHS ENDED   MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                  JUNE 30,       JUNE 30,     DECEMBER 31,   DECEMBER 31,
                                                    1999           1998           1998           1997
                                                ------------   ------------   ------------   ------------
                                                               (unaudited)
REVENUES (NOTE 2)                               $ 1,322,971    $    32,000    $    64,000    $ 1,212,352

COST OF REVENUES (NOTE 2)                           803,178              -              -        777,742
                                                ------------   ------------   ------------   ------------
GROSS PROFIT                                        519,793         32,000         64,000        434,610
                                                ------------   ------------   ------------   ------------

General & administrative expenses                 1,639,187        664,758      1,173,966        994,434
Depreciation and amortization                        40,268         11,434         22,606          7,670
Loss from closed subsidiary                         123,928              -        291,923              -
                                                ------------   ------------   ------------   ------------
OPERATING LOSS                                   (1,283,590)      (644,192)    (1,424,495)      (567,494)
                                                ------------   ------------   ------------   ------------

OTHER INCOME AND (EXPENSES)

Other Income - interest received                        121             24              -              -
Loss on investment                                        -              -        (44,800)
Interest expense                                    (34,970)       (12,288)       (54,290)       (24,304)
Loan stock beneficial conversion expense           (918,750)             -              -              -
                                                ------------   ------------   ------------   ------------
Total other income and expenses                    (953,599)       (12,264)       (54,290)       (69,104)
                                                ------------   ------------   ------------   ------------

LOSS BEFORE INCOME TAXES                         (2,237,189)      (656,456)    (1,478,785)      (636,598)
                                                ------------   ------------   ------------   ------------
PROVISION FOR INCOME TAXES                             (100)             -           (100)             -
                                                ------------   ------------   ------------   ------------
NET LOSS                                        $(2,237,289)   $  (656,456)   $(1,478,885)   $  (636,598)
                                                ============   ============   ============   ============

NET LOSS PER COMMON SHARE - BASIC AND DILUTED   $    (0.289)   $    (0.122)   $    (0.256)   $    (0.141)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING                                       7,748,059      5,394,416      5,777,816      4,517,738
                                                ------------   ------------   ------------   ------------

                                   EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                                      FROM JANUARY 1, 1997 THROUGH JUNE 30, 1999

                                                                                         Accumulated
                                                 Common Stock                               Other
                                                 ------------              Paid in      comprehensive    Accumulated
                                            Shares          Amount         Capital      income (loss)      Deficit
                                        -------------   -------------   -------------   -------------   -------------
Balance January 1, 1997
Eurotelecom Communications Inc             3,998,860    $     39,989    $ 19,601,916    $          -    $(19,559,517)

Shares issued to ATNN
Stockholders                                  77,179             772               -               -               -

Consulting services                          734,477           7,345         468,376               -               -

Cash                                         226,100           2,261         134,594               -               -

Cash issued to acquire public shell                -               -               -               -        (166,678)

Net loss for period ended December
 31, 1997                                          -               -               -               -        (636,598)
Currency translation differences on
foreign currency net investments                   -               -               -          (6,251)              -

                                        -------------   -------------   -------------   -------------   -------------
Balance December 31, 1997                  5,036,616          50,367      20,204,886          (6,251)    (20,362,793)
                                        -------------   -------------   -------------   =============   -------------

Shares issued during 1998:
   Consulting services                     1,280,000          12,800         485,400               -               -
   Employee bonuses                          151,200           1,512          43,983               -               -
   Subscription agreement                     51,200             512          50,688               -               -

Net loss for period ended
December 31, 1998                                  -               -               -               -      (1,478,885)
Currency translation  differences on
foreign currency net investments                   -               -               -               -               -
                                        -------------   -------------   -------------   -------------   -------------
Balance December 31, 1998                  6,519,016          65,191      20,784,957          (6,251)    (21,841,678)
                                        -------------   -------------   -------------   =============   -------------

Shares issued during 1999:
   Cash                                    1,381,666          13,817         884,266               -               -
   Consulting services                       764,000           7,640         296,037               -               -
   Employee bonuses                           96,000             960         158,160
   Subscriptions                              27,420             274          39,340               -               -
   Acquisition of Easy IP Limited            200,000           2,000         329,250               -               -

Loan stock beneficial conversion                   -               -         918,750               -               -
Forgiveness of debt                                -               -         145,667               -               -
Net loss for period ended
June 30, 1999                                      -               -               -               -      (2,237,289)
Currency translation differences on
foreign currency net investments                   -               -               -          11,265               -
                                        -------------   -------------   -------------   -------------   -------------
Balance at June 30, 1999                   8,988,102    $     89,882    $ 23,556,427    $      5,014    $(24,078,967)
                                        =============   =============   =============   =============   =============

                             EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                              CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

                                                FOR THE SIX    FOR THE SIX      FOR THE        FOR THE
                                                MONTHS ENDED   MONTHS ENDED    YEAR ENDED     YEAR ENDED
                                                  JUNE 30,       JUNE 30,     DECEMBER 31,   DECEMBER 31,
                                                    1999           1998           1998           1997
                                                ------------   ------------   ------------   ------------
                                                               (unaudited)
NET LOSS                                        $(2,237,289)   $  (656,456)   $(1,478,885)   $  (636,598)

CURRENCY TRANSLATIONS DIFFERENCES ON FOREIGN
CURRENCY NET INVESTMENTS                             11,265              -              -         (6,251)
                                                ------------   ------------   ------------   ------------

COMPREHENSIVE LOSS                               (2,226,024)      (656,456)    (1,478,885)      (642,849)
                                                ------------   ------------   ------------   ------------

                             EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                 SIX MONTHS     SIX MONTHS
                                                   ENDED          ENDED       YEAR ENDED     YEAR ENDED
                                                  JUNE 30,       JUNE 30,     DECEMBER 31,   DECEMBER 31,
                                                    1999           1998           1998           1997
                                                ------------   ------------   ------------   ------------
                                                               (unaudited)
Net loss                                         (2,237,289)      (656,456)    (1,478,885)      (636,598)

Adjustments to reconcile net
  loss to net cash provided by (used in)
  operating activities:

Depreciation and amortization                        40,268         11,434         22,606          7,670

Non-cash items:
  Stock issued for services                         462,797        425,973        543,695        475,721
  Loan stock beneficial conversion                  918,750              -              -              -

Changes in current assets and Liabilities:
     Receivables                                   (442,908)       442,187        442,187       (408,691)
     Inventories                                   (213,312)        76,637         76,637        (76,637)
     Other current assets                           (99,543)       313,310        275,876       (372,680)
     Accrued expenses                               160,320       (238,510)      (206,737)       583,057
     Accounts payable                              (138,486)      (659,526)      (338,388)       548,876
     Other liabilities                              273,557              -       (291,461)        48,000
                                                ------------   ------------   ------------   ------------
Net cash (used in) provided by
  Operating activities                           (1,275,846)      (284,951)      (954,470)       168,718
                                                ------------   ------------   ------------   ------------
Cash flows from Investing Activities:
     Purchase of fixed assets                       (43,203)       (44,859)        (2,823)       (27,888)
     Purchase shell                                       -              -              -       (166,678)
     Purchase of subsidiary                         (96,625)             -              -              -
     Cash acquired with subsidiary                  128,850              -              -              -
     Investments                                          -              -              -        (44,596)
                                                ------------   ------------   ------------   ------------
  investing activities                              (10,978)       (44,859)        (2,823)      (239,162)
                                                ------------   ------------   ------------   ------------

Cash flows from Financing Activities:
   Repayment of debt                               (372,302)             -        (48,000)             -
   Proceeds from line of credit                     309,357              -         65,904              -
   Proceeds from issuance of                              -              -              -              -
     common stock                                   898,083              -              -        136,855
   Proceeds from issuance of debt                   440,000        260,000        870,000              -
                                                ------------   ------------   ------------   ------------
Net cash provided by
  financing activities                            1,275,138        260,000        887,904        136,855
                                                ------------   ------------   ------------   ------------

Effect of exchange rate changes on cash              11,265              -              -         (6,251)
                                                ------------   ------------   ------------   ------------

Increase (decrease) in cash                            (421)       (69,810)       (69,389)        60,160

Cash and Cash Equivalents
  at beginning of period                                421         69,810         69,810          9,650

Cash and Cash Equivalents
  at end of period                                        -              -            421         69,810
                                                ------------   ------------   ------------   ------------
Supplemental Cash Flow Information:
Cash paid for interest                               34,970         12,288         54,290         24,304
Inception of finance leases                               -              -         53,208              -

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   a.    Organization

         The financial statements presented are those of Eurotelecom Communications, Inc. and its subsidiaries (the Company).

         Eurotelecom Communications, Inc. was incorporated under the laws of the State of Delaware in 1987. The principal business of the Company through November 1988 was to sell point-of-purchase advertising services to national and local advertisers using Ad Centers located in shopping malls across the United States. In November 1988, ATNN discontinued its advertising business and purchased a truck stop business located in Brooks, Oregon which was comprised of a convenience store, a fast food restaurant, and fueling facilities for trucks and passenger cars. In September 1989, the Company acquired all of the outstanding common stock of Meadow Valley Constructors (MVC), a privately held interstate bridge construction company, located in Phoenix, Arizona. On July 13, 1990, the Company entered into a rescission agreement with the former stockholders of MVC. The Company terminated its interests in MVC.

         The Company continued in the truck stop business until August of 1993 when the Company conveyed the truck shop business to American Telemedia Network, Inc. (ATN) in lieu of foreclosure. ATN assumed possession of the assets and related liabilities.

         Between August 1993 and August 1, 1999 there were no operations.

         On August 1, 1997 the Company consummated a reverse merger pursuant to an agreement dated July 10, 1997. The principle elements of the reverse merger were as follows:

         (a) a 1 for 117.05941 reverse split of the Company's 11,705,941 shares, leaving 100,000 common shares outstanding. A further reduction was made of 22,821 leaving a net balance outstanding of 77,179 common shares;

         (b) the issuance of 5,865,000 post-reverse split shares to the shareholders of Eurotelecom Inc. (Eurotelecom Inc. was incorporated in the State of Delaware on December 19, 1996 under the name Wing Systems Inc. and changed its name to Eurotelecom Inc. on January 31, 1997) of which 1,866,140 shares were subsequently cancelled due to non-performance of consulting services;

         (c) the issuance of 734,477 net post-reverse split shares to consultants in consideration of services rendered in connection with the transaction;

         (d)      A cash consideration was also paid of $166,678 to consultants;

         The Company changed its name to Eurotelecom Communications Inc. on August 11, 1997.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   a.    Organization (continued)

         The Company acquired a software development company, Easy IP Limited (Easy IP), effective April 19, 1999 for $586,050. The Company paid the $586,050 as follows: $96,625 in cash and issued a $96,625 note with 2 equal payments of $48,313 due in November 1999 and March 2000. In addition the Company issued Easy IP 200,000 shares of the Company's common stock, valued at $331,250 at the market price of the common shares at the date of completion of the acquisition and incurred acquisition costs of $61,550. The Company acquired $859,458 in assets, assumed $681,158 in liabilities and recorded $407,750 in goodwill in this transaction. This results in Easy IP being a wholly owned subsidiary of the Company. See Note 9 for the pro forma financial statements including Easy IP.

         The summarised unaudited pro forma information below assumes that the Company acquired Easy IP on January 1, 1998.


                                  FOR THE SIX MONTHS        FOR THE YEAR ENDED
                                  ENDED JUNE 30, 1999       DECEMBER 31, 1998

           Revenue                  $  1,860,171              $  2,026,800
                                    =============             =============
           Net Loss                   (2,231,276)               (1,457,235)
                                    =============             =============
           Loss per share                (0.288)                    (0.244)
                                    =============             =============

         The Company has also formed two entities, Chunlan Limited and Universal Communication Solutions Limited, which are wholly owned by the Company. These two companies had no operations as of June 30, 1999.

         The Company is seeking to build a group of companies engaged in telecommunications and related activities. The Company's UK activities are organized through a wholly owned intermediate holding company, Eurotelecom Corporation Limited.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   b.    Subsidiary Activity

         On September 16, 1997 a wholly owned subsidiary company, Eurotelecom Secure Networks Limited (Secure Networks), was incorporated in the UK to provide certain internet technology and communication products and services formerly carried on by OSPL (UK) Limited, which company had been placed in administration, and other related services. On February 19, 1999, Secure Networks was placed into voluntary liquidation in response to the loss of key employees and contracts and continuing losses of customers. As a result, the assets of Secure Networks have been written down to their fair value less the cost of their sale in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121. The full amount of the impairment has been classified within operating loss as a loss from closed subsidiary in the consolidated statement of operations. The investment made by the Company has been adjusted to zero to fully reflect this permanent impairment.

         The amount expensed in the consolidated statement of operations for the year ended December 31, 1998 was $291,923. In the period to February 1999, the Company was required to extend further amounts of $123,928 to effect the closure of Secure Networks. All liabilities associated with the closure of Secure Networks have been extinguished upon the liquidation of Secure Networks.

   c.    Basis of Presentation

         The consolidated financial statements present the consolidated financial position of the Company and its subsidiary Eurotelecom Corporation Limited. Secure Networks activity is recorded as a closed subsidiary in the consolidated financial statements since it ceased operations on February 19, 1999. All significant inter-company accounts and balances have been eliminated on consolidation.

   d.    Cash and Cash Equivalents

         Cash and cash equivalents include cash on hand, cash at bank and temporary investments with original maturities of 90 days or less at the date of purchase.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  e.     Use of Estimates in the Preparation of Financial Statements

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. In these financial statements, assets, liabilities and earnings involve reliance on management's estimates. Actual results could differ from those estimates.

   f.    Provision for Income Taxes

         The Company accounts for income taxes based on the provisions of SFAS109, Accounting for Income Taxes. Under SFAS 109, the liability method is used for accounting for income taxes, and deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities.

         No provision for income taxes have been recorded due to net operating loss carryforwards totaling approximately $21,000,000 that will be offset against future taxable income. These NOL carryforwards begin to expire in the year 1999 and will continue to expire through the year 2019. No tax benefit has been reported in the financial statements because the Company believes there is a 50% or greater chance the carryforward will expire unused.

                                         1999           1998           1997
                                         ----           ----           ----
            Tax Assets:
            NOL Carryforwards      $  7,140,000   $  7,408,300   $  7,010,300
            Valuation Allowance      (7,140,000)    (7,408,300)    (7,010,300)
                                   -------------  -------------  -------------
            Total                  $          -   $          -   $          -
                                   =============  =============  =============

  g.     Recognition of Revenue

         Revenues arise from the sale of goods and provision of services. Revenue from the sale of goods is recognised at the point so sale. Revenue from the provision of long-term maintenance contracts is recognised on a straight-line basis over the period for which the services are provided. Revenue from the provision of consulting services and guarding services is recognised as the service is performed.

  h.     Foreign Currencies

         Transactions in foreign currencies are recorded using the rate of exchange at the date of the transaction. Assets and liabilities of foreign subsidiaries' operations are translated using the exchange rate at the balance sheet date. The results of foreign subsidiaries are translated at the average rate for the period. Resulting translation differences are included in the Consolidated Statement of Stockholders' deficit.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   i.    Inventories

         Inventories are stated at lower of cost or market using the First-in, First-out method.

   j.    Property, Plant and Equipment

         Property, Plant and Equipment is stated at cost. Major renewals and improvements are capitalized while expenditures for maintenance and repairs are charged to operations as incurred. Depreciation is computed on the straight-line method over the estimated useful life up to five years.

         Equipment at June 30, 1999 consists of computers and office equipment
         (net) $90,718. The cost was $135,380, $83,919 and $27,888 with related accumulated depreciation of $44,662, $30,276 and $7,670 at June 30, 1999, December 31, 1998 and December 31, 1997 respectively. Depreciation expense was $14,386, $22,606 and $7,670 for the six months ended June 30, 1999, the year ended December 31,1998 and the year ended December 31,1997, respectively.

   k.    Net Income/(Loss) Per Share

         The computed net income/(loss) per share is based on the weighted average number of shares outstanding during the periods. The convertible notes payable and warrants outstanding would have converted to 5,500,000 and 223,600 shares respectively had they been converted. Basic and diluted income/(loss) per share are identical due to any effect of the convertible notes and warrants being anti-dilutive.

   l.    The Company expenses all advertising expenditure as incurred.

   m.    Research and Development

         The Company did not incur any research and development costs for the years ended December 31, 1998 or December 31, 1997, or the six months ended June 30, 1999.

   n.    Forgiveness of Debt

         During 1998, the Company received 2 loans from US Digital Communications Inc in the amounts of $260,000 and $250,000 repayable on March 31, 1999 and July 31, 1999 respectively. The Company repaid the $260,000 in full while the $250,000 loan was assigned to three shareholders. The assignees forgave the Company approximately 50% of the loan plus accrued interest, totaling $145,667.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

   o.    Profit/(Loss) on Investment

         Marketable equity securities are stated at market value in accordance with Financial Accounting Standards ("FAS") No. 115. Valuation of other security investments in non-marketable securities is based on acquisition costs. Markdowns are made to reflect significant (permanent) impairment in values and are reflected in the write down of $44,800 in December 31, 1997. Gains and losses on sale of securities available for sale are determined using a first-in first-out method.

   p.    Net Receivables

         The financial statements include a gross receivable of $270,330 due from a customer against which $98,921 has been provided, leaving a net receivable in the balance sheet of $171,410.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - REVENUES AND COST OF REVENUES

                      FOR THE SIX    FOR THE SIX      FOR THE        FOR THE
                      MONTHS ENDED   MONTHS ENDED    YEAR ENDED     YEAR ENDED
                        JUNE 30,       JUNE 30,     DECEMBER 31,   DECEMBER 31,
                          1999           1998           1998           1997
                      ------------   ------------   ------------   ------------
                                     (unaudited)
REVENUES
SALE OF GOODS SOLD        974,967              -              -      1,212,352
SALE OF SERVICES          348,004         32,000         64,000              -
                      ------------   ------------   ------------   ------------
                        1,322,971         32,000         64,000      1,212,352
                      ------------   ------------   ------------   ------------
COST OF REVENUES
SALE OF GOODS SOLD        657,710              -              -        777,742
SALE OF SERVICES          145,468              -              -              -
                      ------------   ------------   ------------   ------------
                          803,178              -              -        777,742
                      ------------   ------------   ------------   ------------

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - NOTES PAYABLE

The Company has the following notes payable:

                                                                  June 30,      December 31,   December 31,
                                                                    1999            1998           1997
                                                                 ------------   ------------   ------------
  Note in the original amount of $360,000, bears interest
  at 10%, due in September, 2000, convertible into
  common stock at $0.145 per share                                   360,000              -              -

  Note related to the acquisition of Easy IP Limited,
  due in two equal instalments of $48,000 in
  October, 1999 and May, 2000                                         96,625              -              -

  Note in the original amount of $80,000, bears interest
  at 10%, due in September, 2000, convertible into
  common stock at $0.145 per share                                    80,000              -              -

  Note in the original amount of $250,000, bears interest
  at 10%, due on March 31, 1999, secured                                   -        250,000              -

  Note in the original amount of $260,000, bears interest
  At 10%, due on March 31, 1999, secured                                   -        260,000              -

  Note in the original amount of $360,000, bears interest
  at 10%, due on September, 2000, convertible into common
  stock at $.145 per share                                           360,000              -              -

  Note payable related to the purchase of a vehicle
  originating in June, 1998, bearing interest at 17.8%
  for a term of 36 months. This note has a balloon
  payment of $10,000 due in June, 2001                                45,240         53,208              -

  Unsecured loans of $360,000 bears interest at
  10%, due on demand (see below)                                           -        360,000              -

  Loans from various directors, due on demand,
  no stated interest rate                                                  -              -         48,000
                                                                 ------------   ------------   ------------
  Total notes payable                                                941,865        923,208         48,000

  Less current portion                                              (111,252)       (14,627)       (48,000)
                                                                 ------------   ------------   ------------
  Total long term notes payable                                      830,613        908,581              -
                                                                 ============   ============   ============

                  MATURITIES OF NOTES PAYABLE AT JUNE 30, 1999 ARE AS FOLLOWS:

                  2000                                           111,252
                  2001                                           830,613
                  2002                                                 -
                  2003                                                 -
                  Thereafter                                           -
                                                            -------------
                                                            $    941,865
                                                            -------------

The unsecured loan of $360,000 at December 31, 1998 was transferred into a convertible loan note on February 11, 1999 at the rate of $0.145 per share. In addition, further convertible loans of $360,000 and $80,000 were taken out by the Company at the same date on the same terms.

In order to recognise the embedded beneficial conversion factor of the convertible loan stock (in accordance with EITF Topic D-60) the Company has calculated the total number of common shares that would convert under February 11, 1999 loan agreements as 5,500,000. The potential additional cost of $918,750 has been reflected in finance costs within the consolidated Statement of Operations and additional paid in capital in the consolidated Statement of Stockholder's Deficit.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, A Disclosure about Fair Value of Financial Instruments. The carrying amounts and fair value of the Company's financial instruments at June 30, 1999, December 31, 1998 and 1997 are as follows:

                                        June 30, 1999                December 31, 1998             December 31, 1997
                                   Carrying         Fair           Carrying        Fair          Carrying         Fair
                                   Amounts         Values          Amounts        Values         Amounts         Values
                                --------------  ------------    --------------  -----------   --------------  ------------
Cash and cash equivalents                   -             -               421          421           69,800        69,800

Line of credit                        375,261       375,261            65,904       65,904                -             -

Accounts receivable                   901,195       901,195                 -            -          442,187       442,187

Notes payable                         941,865       941,865           923,209      923,209                -             -

Accounts receivable-
   Related party                       56,913        56,913                 -            -                -             -
Accounts payable                      743,063       743,063           210,488      210,488          492,876       492,876
Accounts payable - related party        9,464         9,464                 -            -           56,000        56,000

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments.

Cash and Cash Equivalents
-------------------------
The carrying amounts reported on the balance sheet for cash and cash equivalents approximate their fair value.

Accounts Receivable
-------------------
The fair values of accounts receivable approximate their carrying amount because of the short maturity of those instruments.

Accounts Payable
----------------
The carrying amounts reported in the balance sheet for accounts payable approximate to their fair value due to their nearness to maturity.

Investments
-----------
It was not practical to estimate the fair values of non-marketable investments because of the lack of quoted market prices and the inability to estimate fair value without incurring excessive costs.

Line of Credit and Notes Payable
--------------------------------
The fair value of amounts due under the line of credit and notes payable approximate their carrying amount because of their short maturity.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - STOCK TRANSACTIONS

In the six months to June 30, 1999, the Company had the following stock transactions:

1.       Issued 1,381,666 shares for $898,083 in cash.
2.       Issued 764,000 shares for $303,677 in consulting services.
3.       Issued 123,420 shares for $198,734 employee bonuses and subscriptions.
4.       Issued 200,000 shares in the acquisition of Easy IP, valued at $331,250


NOTE 6 - WARRANTS

The Company issued warrants over 223,600 shares of Common Stock, exercisable at $2 per share in January 1997. The warrants are exercisable on the day two years from the first effective date of the registration statement being filed by the Company in respect of the warrants. No registration statement has been filed and the warrants presently have an indefinite exercise period. During the period ended June 30, 1999 no new warrant or options have been granted. There were no warrants or options issued to consultants or employees.


NOTE 7 - SUBSEQUENT EVENTS

On July 1, 1999, the convertible notes in the amounts of $80,000, $360,000, and $360,000 were converted into 550,000, 2,475,000, and 2,475,000 shares of restricted common stock, respectively.

In August 1999, the Company issued 150,000 shares of stock valued at $250,000 for the acquisition of all the outstanding shares of stock of RTC, Inc. Simultaneously, with this transaction, the Company entered into a three-year employment contract with the sole shareholder of RTC. At the time of the acquisition, RTC had no assets, no liabilities, and no contracts in the process. Consequently, the Company is accounting for the entire transaction as an employment agreement and will amortize the value of the shares issued over the term of the contract.


NOTE 8 - NON CASH AND INVESTING ACTIVITIES

For the period ended June 30, 1999 the Company issued $96,625 in notes and issued 200,000 shares of stock with a market value of $331,250 to acquire Easy IP Limited, a UK company. Common stock was also issued for consulting services and employee bonuses, see Note 5 for more detail.


NOTE 9 - PRO FORMA UNAUDITED INFORMATION

The following is a pro form unaudited income statement for the six months ended June 30, 1999 and assumes Easy IP was acquired on January 1, 1998.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - PRO FORMA UNAUDITED INFORMATION (CONTINUED)

                                           EUROTELECOM          EASY IP
                                           -----------          -------                            CONSOLIDATED
                                           FOR THE SIX       FOR THE THREE                         FOR THE SIX
                                           MONTHS ENDED       MONTHS ENDED                         MONTHS ENDED
                                          JUNE 30, 1999      MARCH 31, 1999      ADJUSTMENTS       JUNE 30, 1999
                                          --------------     --------------     --------------     --------------
  REVENUES                                    1,322,971            537,200                  -          1,860,171

  COST OF REVENUES                              803,178            413,200                  -          1,216,378
                                          --------------     --------------     --------------     --------------
  GROSS PROFIT                                  519,793            124,000                  -            643,793
                                          --------------     --------------     --------------     --------------
  GENERAL & ADMINISTRATIVE EXPENSES           1,803,383             89,200             20,387          1,912,970
                                          --------------     --------------     --------------     --------------
  OPERATING PROFIT/(LOSS)                    (1,283,590)            34,800            (20,387)        (1,269,177)
                                          --------------     --------------     --------------     --------------
  OTHER INCOME AND (EXPENSES)
  Other Income - interest received                  121                  -                  -                121
  Interest expense                              (34,970)            (1,200)                 -            (36,170)
  Loan stock beneficial conversion
  expense                                      (918,750)                 -                  -           (918,750)
                                          --------------     --------------     --------------     --------------
  Total other income and expenses              (953,599)            (1,200)                 -           (954,799)
                                          --------------     --------------     --------------     --------------
  INCOME (LOSS) BEFORE INCOME TAXES          (2,237,189)            33,600            (20,387)        (2,223,976)
                                          --------------     --------------     --------------     --------------
  PROVISION FOR INCOME TAXES                       (100)            (7,200)                 -             (7,300)
                                          --------------     --------------     --------------     --------------
  NET LOSS                                   (2,237,289)            26,400            (20,387)        (2,231,276)
                                          --------------     --------------     --------------     --------------
  LOSS PER COMMON SHARE                          (0.289)                                                  (0.288)
                                          --------------                                           --------------
  WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                          7,748,059                                                7,748,059
                                          --------------                                           --------------

Notes

1.       Easy IP's fiscal year end was March 31.
2. The results for Easy IP above for the three months ended March 31, 1999, are based on a pro rata of the company's audited results for the year ended March 31, 1999. The results for the six months ended June 30, 1999 include Easy IP's results from April 1, 1999.
3. The adjustments above relate to the amortization of the goodwill and other intangible assets relating to Easy IP. The additional amortization charge of $20,387 is based on a three month charge of the goodwill on acquisition of $407,750.
4. The basic and diluted loss per share amounts for historical and pro forma results of operations are identical due to Eurotelecom's losses.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - PRO FORMA UNAUDITED INFORMATION (CONTINUED)

The following is pro forma unaudited information for the year ended December 31, 1998. This assumes the Company owned both Easy IP for the entire period.

                                           EUROTELECOM              EASY IP
                                           -----------              -------                           CONSOLIDATED
                                          FOR THE YEAR            FOR THE YEAR                        FOR THE YEAR
                                              ENDED                  ENDED                               ENDED
                                        DECEMBER 31, 1998      DECEMBER 31, 1998     ADJUSTMENTS    DECEMBER 31, 1998
                                        -----------------      -----------------     -----------    -----------------
REVENUES                                          64,000              1,962,800               -            2,026,800

COST OF REVENUES                                       -              1,468,000               -            1,468,000
                                        -----------------      -----------------     -----------    -----------------
GROSS PROFIT                                      64,000                494,800               -              558,800
                                        -----------------      -----------------     -----------    -----------------
GENERAL & ADMINISTRATIVE EXPENSES              1,488,495                350,000          81,550            1,920,045
                                        -----------------      -----------------     -----------    -----------------
OPERATING PROFIT/(LOSS)                       (1,424,495)               144,800         (81,550)          (1,361,245)
                                        -----------------      -----------------     -----------    -----------------
OTHER INCOME AND (EXPENSES)
Interest expense                                 (54,290)                (6,800)              -              (61,090)
Dividend                                               -                 (6,400)              -               (6,400)
                                        -----------------      -----------------     -----------    -----------------
Total other income and expenses                  (54,290)               (13,200)              -              (67,490)
                                        -----------------      -----------------     -----------    -----------------
INCOME (LOSS) BEFORE INCOME TAXES             (1,478,785)               131,600         (81,550)          (1,428,735)
                                        -----------------      -----------------     -----------    -----------------
PROVISION FOR INCOME TAXES                          (100)               (28,400)              -              (28,500)
                                        -----------------      -----------------     -----------    -----------------
NET INCOME/(LOSS)                             (1,478,885)               103,200         (81,550)          (1,457,235)
                                        -----------------      -----------------     -----------    -----------------
LOSS PER COMMON SHARE                             (0.256)                                                     (0.244)
                                        -----------------                                           -----------------
WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING                             5,777,816                                                   5,977,816
                                        -----------------                                           -----------------

Notes

1.       Easy IP's fiscal year end was March 31.
2. The results for Easy IP above for the year ended December 31, 1998 are based on pro rated company audited results for the years ended March 31, 1998 and March 31, 1999.
3. The adjustments above relate to the amortization of goodwill and other intangible assets relating to Easy IP of $81,550.
4. The basic and diluted loss per share amounts for historical and pro forma results of operations are identical due to Eurotelecom's losses.

                EUROTELECOM COMMUNICATIONS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as going concern. The Company has incurred operating losses for the six months ended June 30, 1999 and in earlier years and is dependent upon external financing to continue operations. Management is hopeful that the Company's operations will result in positive cash flow during the year 2000. The Company's management is in discussions with a lender to increase a line of credit. Additional sources of capital to support growth are being investigated. The Company is currently in the process of raising additional capital through a placement of shares on the Alternative Investment Market of the London Stock Exchange. The financial statements do not include any adjustments relating to recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainty.

The Company is seeking to build a group of companies engaged in telecommunications and related activities.


NOTE 11 - INVESTMENTS

The investment at cost relates to an investment in Opcom Inc., a private company. The investment equates to a 1% holding of Opcom's common stock.


NOTE 12 - LEASES

The Company leases certain office space under lease arrangements.

Future minimum lease payments under non-cancelable operating leases as of June 30, 1999 are as follows:


       Year ended June 30, 2000               $42,641
       Thereafter                                   -

The amount charged to the consolidated statement of operations for rent expense in the period ended June 30, 1999 was $27,200.